Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Sandy McBride
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FIRST QUARTER 2023 RESULTS
-- Diluted EPS of $2.04; Adjusted Diluted EPS of $2.11 --
-- Increases 2023 Full Year Guidance and Updates 2024 Target --

•Increased 2023 full year Adjusted EPS guidance to at least $6.40 driven by strong performance in its market leading Medicaid and Marketplace businesses.
•Premium and service revenues of $35.0 billion in the first quarter of 2023.
•Health benefits ratio of 87.0% in the first quarter of 2023, driven by continued disciplined Marketplace pricing and favorable Medicare performance.
•Updates the 2024 Adjusted EPS target to greater than $6.60, reflecting an updated view of Medicaid redeterminations, Medicare bid strategy, and business investments, to be further discussed on the earnings call.
ST. LOUIS, MISSOURI (April 25, 2023) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2023. In summary, the 2023 first quarter results were as follows:

Total revenues (in millions)	$38,889
Premium and service revenues (in millions)	$34,952
Health benefits ratio	87.0%
SG&A expense ratio	8.6%
Adjusted SG&A expense ratio (1)	8.5%
GAAP diluted earnings per share	$2.04
Adjusted diluted EPS (1)	$2.11
Total cash flow provided by operations (in millions)	$4,269

(1) A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Centene's first quarter results were strong, reflective of continued positive momentum operationally and the beginning of another year of disciplined execution against our strategic framework," said Sarah M. London, Chief Executive Officer of Centene. "Our updated 2024 adjusted EPS target incorporates thoughtful recalibration of several factors, including our updated view of Medicaid redeterminations, our 2024 Medicare bid strategy, and high-impact investments in the business. From this baseline, we remain confident in our ability to deliver 12-15% long-term adjusted earnings compound annual growth in the back half of the decade."

Other Events

•In April 2023, Centene announced the appointment of Anika Gardenhire as its Chief Customer Experience Officer.

•In April 2023, Centene announced changes to its Board of Directors. Fred Eppinger assumed the role of Chairman of the Centene Board of Directors, and Wayne DeVeydt assumed the role of Chairman of the Audit and Compliance Committee, effective March 31, 2023.

•In March 2023, Centene announced the appointment of Tanya McNally to Senior Vice President and Chief People Officer.

Awards & Community Engagement

•In March 2023, Fortune magazine named Centene as one of America's Most Innovative Companies.

•In February 2023, Centene announced that the Centene Charitable Foundation sponsored National No One Eats Alone Day on February 17. In total, 14 local Centene health plans partnered with 220 schools across the country to host events that end social isolation and build a culture of belonging.

•In February 2023, Centene's CEO Sarah London was named one of Modern Healthcare's Top Women Leaders in Healthcare 2023. The program honors female executives who are leading change, developing policy and guiding healthcare delivery improvement.

•In February 2023, Fortune named Centene as one of America's Best Large Employers for 2023. The rankings are based on companies that received the most recommendations by employees.

Membership

The following table sets forth our membership by line of business:

	March 31,
	2023	2022
Traditional Medicaid (1)	14,521,100	13,590,100
High Acuity Medicaid (2)	1,801,200	1,682,800
Total Medicaid (4)	16,322,300	15,272,900
Commercial Marketplace	3,093,600	2,031,000
Commercial Group	437,200	449,700
Total Commercial	3,530,800	2,480,700
Medicare (3) (4)	1,343,800	1,452,500
Medicare PDP	4,459,300	4,169,700
Total at-risk membership	25,656,200	23,375,800
TRICARE eligibles	2,799,300	2,862,400
Total	28,455,500	26,238,200

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care, and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS), and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)	Medicaid and Medicare membership includes 1,323,000 and 1,231,500 Dual Eligible Special Needs Plans (D-SNP) beneficiaries for the periods ending March 31, 2023, and March 31, 2022, respectively.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended March 31,
	2023	2022	% Change
Medicaid	$22,227	$21,121	5%
Commercial	5,252	4,132	27%
Medicare (1)	5,876	5,757	2%
Other	1,597	3,222	(50)%
Total Premium and Service Revenues	$34,952	$34,232	2%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs, and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended March 31, 2023

•For the first quarter of 2023, premium and service revenues increased 2% to $35.0 billion from $34.2 billion in the comparable period of 2022. The increase was driven by 52% membership growth in the Marketplace business due to strong product positioning and open enrollment results as well as overall market growth; and organic Medicaid growth, primarily due to the ongoing suspension of eligibility redeterminations. The decrease in Other revenue was driven by recent divestitures.

•Health benefits ratio (HBR) of 87.0% for the first quarter of 2023 represents a decrease from 87.3% in the comparable period in 2022. The HBR for the first quarter of 2023 was favorably impacted by continued disciplined Marketplace pricing and lower utilization in Medicare, partially offset by updated Medicaid return of premium payable revenue estimates related to prior periods.

•The SG&A expense ratio was 8.6% for the first quarter of 2023, compared to 8.0% in the first quarter of 2022. The adjusted SG&A expense ratio was 8.5% for the first quarter of 2023, compared to 7.7% in the first quarter of 2022. The increases were driven by growth in the Marketplace business, which operates at a higher SG&A ratio.

•The effective tax rate was 18.8% for the first quarter of 2023, compared to 25.8% in the first quarter of 2022. The effective tax rate for the first quarter of 2023 reflects the tax effects of the distribution of long-term stock awards to the estate of the Company's former CEO as well as the Magellan Specialty Health gain. For the first quarter of 2023, our effective tax rate on adjusted earnings was 24.3%, compared to 25.1% in the first quarter of 2022.

•Cash flow provided by operations for the first quarter of 2023 was $4.3 billion, driven by net earnings, increases in unearned revenue and accounts payable driven by the early receipt of payments from CMS of approximately $2.8 billion, the timing of pass through payments of $1.2 billion, partially offset by a delay in premium payments from one of our state partners of $1.1 billion.

Balance Sheet

At March 31, 2023, the Company had cash, investments and restricted deposits of $35.1 billion and maintained $242 million of cash and cash equivalents in our unregulated entities, including $51 million in our international subsidiaries. Medical claims liabilities totaled $17.5 billion. The Company's days in claims payable was 54 days, which is flat as compared to the fourth quarter of 2022, and an increase of one day as compared to the first quarter of 2022. Total debt was $18.3 billion, which included $359 million of borrowings on our $2.0 billion revolving credit facility at quarter end.

During the first quarter of 2023, the Company repurchased 4.9 million shares for $377 million. In April 2023, the Company repurchased an additional 3.0 million shares for $200 million. As of April 25, 2023, the Company has a remaining amount of $2.2 billion available under the stock repurchase program.

Outlook
The Company's updated annual guidance for 2023 is as follows and will be discussed further on our conference call:

Full Year 2023
GAAP diluted EPS	at least $5.51
Adjusted diluted EPS (1)	at least $6.40

(1) A full reconciliation of adjusted diluted EPS is shown beginning on page 5 of this release.

	Full Year 2023
	Low	High
Total revenues (in billions)	$144.5	$146.5
Premium and service revenues (in billions)	$135.2	$137.2
HBR	87.1%	87.7%
SG&A expense ratio	8.8%	9.2%
Adjusted SG&A expense ratio (2)	8.7%	9.1%
Effective tax rate	22.5%	23.5%
Adjusted effective tax rate (3)	24.1%	25.1%
Diluted shares outstanding (in millions)	546.6	549.6

(2) Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses of approximately $35 million to $40 million.
(3) Adjusted effective tax rate excludes income tax effects of adjustments of approximately $250 million to $260 million.
Conference Call

As previously announced, the Company will host a conference call Tuesday, April 25, 2023, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2023.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 8655989 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 23, 2024, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, May 2, 2023, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 7234123.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this report as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company is unable to provide a reconciliation of its 2024 adjusted EPS target to the corresponding GAAP measure without unreasonable effort due to the difficulty of predicting the timing and amounts of various items within a reasonable range. As such, this has been excluded from the reconciliation below.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2023	2022
GAAP net earnings attributable to Centene	$1,130	$849
Amortization of acquired intangible assets	183	199
Acquisition and divestiture related expenses	23	97
Other adjustments (1)	(53)	2
Income tax effects of adjustments (2)	(114)	(67)
Adjusted net earnings	$1,169	$1,080

(1) Other adjustments include the following pre-tax items:
2023:
(a) Magellan Specialty Health divestiture gain of $79 million and real estate impairments of $26 million.

2022:
(b) Costs related to the PBM legal settlement of $2 million.

(2)     The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the three months ended March 31, 2023, includes a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended March 31,		Annual Guidance December 31, 2023
	2023	2022
GAAP diluted earnings per share attributable to Centene	$2.04	$1.44	at least $5.51
Amortization of acquired intangible assets	0.33	0.34	~$1.32
Acquisition and divestiture related expenses	0.04	0.16	~$0.07
Other adjustments (3)	(0.09)	—	~$(0.04)
Income tax effects of adjustments (4)	(0.21)	(0.11)	~$(0.46)
Adjusted diluted EPS	$2.11	$1.83	at least $6.40
(3) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended March 31, 2023: Magellan Specialty Health divestiture gain of $0.14 ($0.12 after-tax) and real estate impairments of $0.05 ($0.04 after-tax).

(b) for the year ended December 31, 2023, an estimated: $0.14 ($0.12 after-tax) of Magellan Specialty Health divestiture gain and real estate impairments of $0.10 ($0.08 after-tax).

2022:
(b) Costs related to the PBM legal settlement of $0.00 ($0.00 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the three months ended March 31, 2023, includes a one-time income tax benefit $0.13 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended March 31,
	2023	2022
GAAP selling, general and administrative expenses	$3,011	$2,745
Less:
Acquisition and divestiture related expenses	23	99
Costs related to the PBM legal settlement	—	2
Real estate optimization	6	—
Adjusted selling, general and administrative expenses	$2,982	$2,644

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue," and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including our ability to reprocure our contracts and grow organically; the timing and extent of benefits from our value creation strategy, including the possibility that the benefits received may be lower than expected, may not occur, or will not be realized within the expected time periods; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; the risk that the election of new directors, changes in senior management, and any inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation; changes in economic, political, or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign, and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE, or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; restrictions and limitations in connection with our indebtedness; a downgrade of the credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, other quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,853	$12,074
Premium and trade receivables	15,210	13,272
Short-term investments	2,135	2,321
Other current assets	1,811	2,461
Total current assets	35,009	30,128
Long-term investments	15,833	14,684
Restricted deposits	1,313	1,217
Property, software and equipment, net	2,478	2,432
Goodwill	18,836	18,812
Intangible assets, net	6,730	6,911
Other long-term assets	2,783	2,686
Total assets	$82,982	$76,870
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$17,504	$16,745
Accounts payable and accrued expenses	10,781	9,525
Return of premium payable	2,077	1,634
Unearned revenue	2,398	478
Current portion of long-term debt	97	82
Total current liabilities	32,857	28,464
Long-term debt	18,223	17,938
Deferred tax liability	522	615
Other long-term liabilities	6,194	5,616
Total liabilities	57,796	52,633
Commitments and contingencies
Redeemable noncontrolling interests	20	56
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 614,355 issued and 551,714 outstanding at March 31, 2023, and 607,847 issued and 550,754 outstanding at December 31, 2022	1	1
Additional paid-in capital	20,121	20,060
Accumulated other comprehensive earnings (loss)	(915)	(1,132)
Retained earnings	10,471	9,341
Treasury stock, at cost (62,641 and 57,093 shares, respectively)	(4,636)	(4,213)
Total Centene stockholders' equity	25,042	24,057
Nonredeemable noncontrolling interest	124	124
Total stockholders' equity	25,166	24,181
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,982	$76,870

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues:
Premium	$33,825	$31,889
Service	1,127	2,343
Premium and service revenues	34,952	34,232
Premium tax	3,937	2,953
Total revenues	38,889	37,185
Expenses:
Medical costs	29,434	27,838
Cost of services	870	1,988
Selling, general and administrative expenses	3,011	2,745
Depreciation expense	142	156
Amortization of acquired intangible assets	183	199
Premium tax expense	4,011	3,006
Impairment	20	—
Total operating expenses	37,671	35,932
Earnings from operations	1,218	1,253
Other income (expense):
Investment and other income	353	52
Debt extinguishment	—	3
Interest expense	(180)	(160)
Earnings before income tax	1,391	1,148
Income tax expense	261	296
Net earnings	1,130	852
(Earnings) loss attributable to noncontrolling interests	—	(3)
Net earnings attributable to Centene Corporation	$1,130	$849

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$2.05	$1.46
Diluted earnings per common share	$2.04	$1.44

Weighted average number of common shares outstanding:
Basic	550,779	583,230
Diluted	553,845	590,658

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$1,130	$852
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	346	390
Stock compensation expense	61	70
Impairment	20	—
(Gain) loss on debt extinguishment	—	(3)
Deferred income taxes	(159)	12
(Gain) on divestiture	(79)	—
Other adjustments, net	7	22
Changes in assets and liabilities
Premium and trade receivables	(1,938)	(3,099)
Other assets	(315)	(299)
Medical claims liabilities	759	1,767
Unearned revenue	1,919	81
Accounts payable and accrued expenses	1,548	957
Other long-term liabilities	970	401
Net cash provided by operating activities	4,269	1,151
Cash flows from investing activities:
Capital expenditures	(225)	(242)
Purchases of investments	(1,619)	(1,700)
Sales and maturities of investments	1,148	1,047
Acquisitions, net of cash acquired	—	(1,504)
Divestiture proceeds, net of divested cash	443	—
Other investing activities, net	—	(2)
Net cash (used in) investing activities	(253)	(2,401)
Cash flows from financing activities:
Proceeds from long-term debt	287	100
Payments and repurchases of long-term debt	—	(526)
Common stock repurchases	(423)	(71)
Proceeds from common stock issuances	—	27
Payments for debt extinguishment	—	(27)
Purchase of noncontrolling interest	(58)	—
Other financing activities, net	11	(1)
Net cash (used in) financing activities	(183)	(498)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	2	33
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	3,835	(1,715)
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,330	13,214
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$16,165	$11,499
Supplemental disclosures of cash flow information:
Interest paid	$144	$139
Income taxes paid	$11	$11
The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	March 31,
	2023	2022
Cash and cash equivalents	$15,853	$11,237
Restricted cash and cash equivalents, included in restricted deposits	312	262
Total cash, cash equivalents, and restricted cash and cash equivalents	$16,165	$11,499

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2023	2022	2022	2022	2022
MEMBERSHIP
Traditional Medicaid (1)	14,521,100	14,264,800	14,000,100	13,758,000	13,590,100
High Acuity Medicaid (2)	1,801,200	1,710,000	1,698,100	1,688,000	1,682,800
Total Medicaid (4)	16,322,300	15,974,800	15,698,200	15,446,000	15,272,900
Commercial Marketplace	3,093,600	2,076,100	2,087,800	2,033,300	2,031,000
Commercial Group	437,200	441,100	439,800	448,700	449,700
Total Commercial	3,530,800	2,517,200	2,527,600	2,482,000	2,480,700
Medicare (3) (4)	1,343,800	1,511,100	1,517,900	1,483,900	1,452,500
Medicare PDP	4,459,300	4,226,000	4,186,200	4,165,500	4,169,700
Total at-risk membership	25,656,200	24,229,100	23,929,900	23,577,400	23,375,800
TRICARE eligibles	2,799,300	2,832,300	2,832,300	2,862,400	2,862,400
Total	28,455,500	27,061,400	26,762,200	26,439,800	26,238,200

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care, and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS, and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Medicaid and Medicare membership includes 1,323,000, 1,291,300, 1,285,600, 1,252,600, and 1,231,500 D-SNP beneficiaries for the periods ending March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022, and March 31, 2022, respectively.

NUMBER OF EMPLOYEES	67,200	74,300	83,200	82,400	80,100

DAYS IN CLAIMS PAYABLE	54	54	54	55	53

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$34,103	$28,926	$31,447	$28,817	$26,982
Unregulated	1,031	1,370	989	1,308	1,262
Total	$35,134	$30,296	$32,436	$30,125	$28,244

DEBT TO CAPITALIZATION	42.1%	42.7%	41.8%	41.5%	40.9%

OPERATING RATIOS	Three Months Ended March 31,
	2023	2022
HBR	87.0%	87.3%
SG&A expense ratio	8.6%	8.0%
Adjusted SG&A expense ratio	8.5%	7.7%

HBR BY PRODUCT	Three Months Ended March 31,
	2023	2022
Medicaid	90.0%	88.9%
Commercial	76.3%	79.2%
Medicare (1)	85.2%	87.7%

(1) Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs, and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2022	$16,259
Less: Reinsurance recoverable	23
Balance, March 31, 2022, net	16,236
Acquisitions and divestitures	(144)
Incurred related to:
Current period	114,631
Prior period	(1,506)
Total incurred	113,125
Paid related to:
Current period	98,698
Prior period	13,042
Total paid	111,740
Balance, March 31, 2023, net	17,477
Plus: Reinsurance recoverable	27
Balance, March 31, 2023	$17,504

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior period" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $193 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2022, and prior.